Exhibit 99.01
Eastman Announces First-Quarter 2023 Financial Results

KINGSPORT, Tenn., April 27, 2023 – Eastman Chemical Company (NYSE:EMN) announced its first-quarter 2023 financial results.

•Strong sequential improvement in earnings driven by disciplined pricing, lower costs, and efficient operations.
•Demonstrated commercial excellence by holding prices stable to fourth quarter despite weak demand and continued customer inventory destocking.
•Continued progression on circular economy platform, building an exciting new vector of growth for the company.
•On track to reduce cost structure by more than $200 million, net of inflation.
•Functional amines, a stable growth and high-margin business, integrated into Additives & Functional Products. See “Functional Amines” section of this release and tables for more information.

(In millions, except per share amounts; unaudited)	1Q2023	1Q2022
Sales revenue	$2,412	$2,714
Earnings before interest and taxes ("EBIT")	246	333
Adjusted EBIT*	283	366
Earnings per diluted share	1.12	1.80
Adjusted earnings per diluted share*	1.63	2.06
Net cash (used in) provided by operating activities	(2)	17

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, and reconciliations to reported company and segment earnings and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, 4B, and 6.

“Our first-quarter results showed solid improvement from fourth quarter, reflecting continued commercial excellence in pricing and the benefit of lower raw material and energy costs,” said Mark Costa, Board Chair and CEO. “We delivered this performance despite a global economic environment that remains challenging due to above normal customer inventory destocking, lackluster demand particularly in consumer durables and building and construction end markets, and an unfavorable impact from foreign currency exchange rates. In this environment, we are controlling what we can control, including price discipline, reducing costs, and remaining disciplined on capital allocation. We remain confident in the resiliency of our portfolio and the sustainability of our strong cash flow going forward. We are also excited about progress we are making on our circular economy initiatives, with significant milestones for the platform expected to be achieved throughout the year.”

Corporate Results 1Q 2023 versus 1Q 2022

Sales revenue decreased 11 percent due to 9 percent lower sales volume/mix, a 6 percent unfavorable impact from a divested business, and a 2 percent unfavorable impact from foreign currency, partially offset by 6 percent higher selling prices.

Sales volume/mix was lower across most product lines due to the continuation of weak primary demand and continued customer inventory destocking across several end markets, including consumer durables, building and construction, personal care, and water treatment. This weakness was partially offset by growth in automotive, particularly for advanced interlayers and performance films. Higher selling prices, primarily in Fibers and Advanced Materials, reflect the solid price gains made in 2022 to recover significantly higher raw material, energy, and distribution costs.

EBIT decreased due to lower sales volume/mix, increased pension expense, an unfavorable impact from foreign currency, and continued investment in growth. These factors were partially offset by increased selling prices more than offsetting higher variable costs and lower manufacturing costs.

Segment Results 1Q 2023 versus 1Q 2022

Advanced Materials – Sales revenue was relatively unchanged as 10 percent higher selling prices were mostly offset by 6 percent lower sales volume/mix and a 3 percent unfavorable impact from foreign currency.

Higher selling prices, particularly for advanced interlayers and specialty plastics, were a result of significant levels of inflation in 2022. Lower sales volume/mix in specialty plastics was due to continued weak demand and aggressive customer inventory destocking, particularly in the consumer durables and consumables end markets. The lower sales volume/mix in specialty plastics was partially offset by improved automotive demand and product mix in films driven by increased sales of premium products, including paint protection film and premium interlayers for electric vehicles.

EBIT increased due to lower manufacturing costs and higher selling prices more than offsetting higher variable costs. These factors are partially offset by an unfavorable impact from foreign currency and lower sales volume/mix.

Additives & Functional Products – Sales revenue decreased 13 percent due to 15 percent lower sales volume/mix, partially offset by 4 percent higher selling prices.

Sales volume/mix was lower across the segment due to weak demand and customer inventory destocking in the building and construction, water treatment, and personal care end markets. Higher selling prices were led by functional amines and care additives due to significant levels of inflation in 2022.

EBIT decreased due to lower sales volume/mix, with higher selling prices offsetting higher variable costs and modestly lower manufacturing costs.

Fibers – Sales revenue increased 42 percent primarily due to increased selling prices.

Substantially higher selling prices for acetate tow were due to an increase in industry capacity utilization and higher raw material, energy, and distribution prices throughout 2022.

EBIT increased due to recovery of margins as higher selling prices returned adjusted EBIT margins to acceptable performance levels.

Chemical Intermediates – Sales revenue decreased 18 percent primarily due to 12 percent lower sales volume/mix and 5 percent lower selling prices.

Sales volume/mix was lower in plasticizers and olefins due to continued weak end-market demand, including for building and construction, consumer durables, and industrial. Selling prices were lower due to lower raw material prices.

EBIT decreased due to lower sales volume/mix and lower spreads, which were above mid-cycle levels in the year-ago period.

Cash Flow

In first-quarter 2023, cash used in operating activities was $2 million, compared to cash provided by operating activities of $17 million in first-quarter 2022. In first-quarter 2023, the company returned $94 million to stockholders through dividends. See Table 5. Priorities for uses of available cash for 2023 include organic growth investments, payment of the quarterly dividend, bolt-on acquisitions, and share repurchases to offset dilution.

2023 Outlook

Commenting on the outlook for full-year 2023, Costa said: “We delivered solid results in the first quarter despite a difficult global economic environment. We started the year by demonstrating strong commercial excellence with our pricing discipline, which we expect will continue through the year, allowing us to substantially recover our margins as we realize lower raw material, energy, and distribution costs. In addition, we are on track to reduce manufacturing, supply chain, and non-manufacturing costs by a total of $200 million for the year, net of inflation. We also delivered strong first-quarter results in Fibers and remain well positioned for significant full-year earnings improvement in this segment as margins recover to more sustainable levels. On volume/mix, we expect to continue to leverage our innovation-driven growth model to drive growth above our end markets, especially in the back half of the year. However, demand in many of our end markets is challenged, including consumer durables and building and construction, where we see inventory destocking continuing in second quarter. Taking all of this together, we continue to expect to grow adjusted 2023 EPS between 5 and 15 percent, excluding an approximately $0.75 pension headwind. We also remain focused on taking a range of actions to deliver $1.4 billion of operating cash flow in 2023.”

The full-year 2023 projected adjusted diluted EPS excludes any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS without unreasonable efforts.

Functional amines business now integrated into Additives & Functional Products

Starting in first-quarter 2023, Eastman integrated the functional amines business into Additives & Functional Products. In addition, organic acid products and some olefin-based products previously reported in AFP are now being managed under the CI segment. First-quarter 2023 financial reporting is on this new basis. A quarterly recast back to 2019 of the AFP and CI revenue and adjusted EBIT reflecting these product moves is provided as an appendix of this release. We expect the integration of functional amines into AFP to further enable long-term growth, result in asset and commercial synergies, and allow for increased portfolio transparency for investors.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; logistics challenges, supply chain issues for customers and suppliers, and raw material and energy costs; competitive position and acceptance of specialty products in key markets; mix of products sold; cost reductions; and revenue, earnings, adjusted diluted EPS, cash flow, share repurchases, and cash and cash equivalents for full-year 2023. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K filed for 2022, and the Form 10-Q to be filed for first-quarter 2023, both of which are or will be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section. These statements are based on our current beliefs and expectations and speak only as of the date of this release. We do not undertake any obligation to publicly update any forward-looking statements.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on April 28, 2023, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 5:00 p.m. ET on April 27, 2023. To listen via telephone, the dial-in number is +1 (833) 470-1428, passcode: 749251. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from approximately 1:00 p.m. ET, April 28, 2023, to 11:59 p.m. ET, May 8, 2023, at +1 (866) 813-9403, passcode 986590.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,500 people around the world and serves customers in more than 100 countries. The company had 2022 revenue of approximately $10.6 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
April 27, 2023

For Eastman Chemical Company First Quarter 2023 Financial Results Release

Table 1 – Statements of Earnings

	First Quarter
(Dollars in millions, except per share amounts; unaudited)	2023	2022
Sales	$2,412	$2,714
Cost of sales (1)(2)	1,883	2,164
Gross profit	529	550
Selling, general and administrative expenses	191	196
Research and development expenses	62	65
Asset impairments and restructuring charges, net	22	2
Other components of post-employment (benefit) cost, net	(3)	(31)
Other (income) charges, net	11	(12)
Gain on divested business	—	(3)
Earnings before interest and taxes	246	333
Net interest expense	52	46
Earnings before income taxes	194	287
Provision for income taxes	60	51
Net earnings	134	236
Less: Net earnings attributable to noncontrolling interest	—	1
Net earnings attributable to Eastman	$134	$235

Basic earnings per share attributable to Eastman	$1.13	$1.82
Diluted earnings per share attributable to Eastman	$1.12	$1.80

Shares (in millions) outstanding at end of period	119.2	128.9
Shares (in millions) used for earnings per share calculation
Basic	118.9	129.0
Diluted	119.7	130.7
(1)First quarter 2023 includes $8 million insurance proceeds, net of costs, and first quarter 2022 includes $25 million costs, net of insurance proceeds, from the previously reported operational incident at the Kingsport site as a result of a steam line failure (the "steam line incident").
(2)First quarter 2023 includes $23 million accelerated depreciation related to the closure of an acetate yarn manufacturing facility in Europe.

Table 2A – Segment Sales Information

	First Quarter
(Dollars in millions, unaudited)	2023	2022
Sales by Segment
Advanced Materials	$742	$737
Additives & Functional Products (1)	777	889
Chemical Intermediates (1)	589	715
Fibers	303	213
Total Sales by Segment	2,411	2,554
Other (2)	1	160
Total Eastman Chemical Company	$2,412	$2,714

Fourth Quarter
(Dollars in millions, unaudited)	2022
Sales by Segment
Advanced Materials	$736
Additives & Functional Products (1)	756
Chemical Intermediates (1)	564
Fibers	317
Total Eastman Chemical Company	$2,373
(1)First quarter 2022 sales revenue and earnings before interest and taxes ("EBIT") have been recast as a result of the Company's organizational and management changes during first quarter 2023. For additional information, see "Functional amines business now integrated into Additives & Functional Products" and Exhibit 99.02 to this Current Report on Form 8-K.
(2)"Other" in first quarter 2022 includes sales revenue and EBIT from a previously divested business.

Table 2B – Sales Revenue Change

	First Quarter 2023 Compared to First Quarter 2022
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect	Divested Business Effect(1)
Advanced Materials	1%	(6)%	10%	(3)%	—%
Additives & Functional Products	(13)%	(15)%	4%	(2)%	—%
Chemical Intermediates	(18)%	(12)%	(5)%	(1)%	—%
Fibers	42%	3%	40%	(1)%	—%
Other	(99)%	1%	—%	—%	(100)%
Total Eastman Chemical Company	(11)%	(9)%	6%	(2)%	(6)%
(1)Sales revenue from divested business makes up 99 percent of Other. See Table 2A Note 2.

Table 2B – Sales Revenue Change (continued)

	First Quarter 2023 Compared to Fourth Quarter 2022
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	1%	(1)%	1%	1%
Additives & Functional Products	3%	4%	(3)%	2%
Chemical Intermediates	4%	12%	(9)%	1%
Fibers	(4)%	(18)%	14%	—%

Total Eastman Chemical Company	2%	2%	(1)%	1%

Table 2C – Sales by Customer Location

	First Quarter
(Dollars in millions, unaudited)	2023	2022
Sales by Customer Location
United States and Canada	$1,065	$1,198
Europe, Middle East, and Africa	709	745
Asia Pacific	521	612
Latin America	117	159
Total Eastman Chemical Company	$2,412	$2,714

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	First Quarter
(Dollars in millions, unaudited)	2023	2022
Advanced Materials
Earnings before interest and taxes	$86	$61
Asset impairments and restructuring charges, net	—	1
Excluding non-core item	86	62
Additives & Functional Products
Earnings before interest and taxes	124	167
Chemical Intermediates
Earnings before interest and taxes	42	112
Asset impairments and restructuring charges, net	—	1
Excluding non-core item	42	113
Fibers
Earnings before interest and taxes	65	24
Asset impairments and restructuring charges, net (2)	6	—
Accelerated depreciation (2)	23	—
Excluding non-core items	94	24
Other
Loss before interest and taxes	(71)	(31)
Asset impairments and restructuring charges, net (3)	16	—
Net steam line incident costs (insurance proceeds) (4)	(8)	25
Transaction costs, net of gain on divested business	—	6
Excluding non-core and unusual items	(63)	—

Total Eastman Chemical Company
Earnings before interest and taxes	246	333
Asset impairments and restructuring charges, net	22	2
Net steam line incident costs (insurance proceeds)	(8)	25
Transaction costs, net of gain on divested business	—	6
Accelerated depreciation	23	—
Total earnings before interest and taxes excluding non-core and unusual items	$283	$366

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$246	$333
Costs of sales	15	25
Selling, general and administrative expenses	—	9
Asset impairments and restructuring charges, net	22	2
Gain on divested business	—	(3)
Total earnings before interest and taxes excluding non-core and unusual items	$283	$366

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for first quarter 2022 for description of first quarter 2022 non-core and unusual items.
(2)Site closure costs and accelerated depreciation related to the closure of an acetate yarn manufacturing facility in Europe.
(3)Severance charges as part of fourth quarter 2022 cost reduction initiatives.
(4)See Table 1 Note 1.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

Fourth Quarter
(Dollars in millions, unaudited)	2022
Advanced Materials
Earnings before interest and taxes	$43
Additives & Functional Products
Earnings before interest and taxes	76
Chemical Intermediates
Earnings before interest and taxes	24
Fibers
Earnings before interest and taxes	49
Asset impairments and restructuring charges, net	9
Excluding non-core item	58
Other
Loss before interest and taxes	(116)
Mark-to-market pension and other postretirement benefit plans loss, net	22
Asset impairments and restructuring charges, net	20
Net steam line incident costs (insurance proceeds)	(3)
Loss on divested businesses and related transaction costs	53
Adjustments to contingent considerations	(6)
Excluding non-core and unusual items	(30)

Total Eastman Chemical Company
Earnings before interest and taxes	76
Mark-to-market pension and other postretirement benefit plans loss, net	22
Asset impairments and restructuring charges, net	29
Net steam line incident costs (insurance proceeds)	(3)
Loss on divested businesses and related transaction costs	53
Adjustments to contingent considerations	(6)
Total earnings before interest and taxes excluding non-core and unusual items	$171

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$76
Costs of sales	(3)
Selling, general and administrative expenses	3
Asset impairments and restructuring charges, net	29
Other components of post-employment (benefit) cost, net	22
Other (income) charges, net	(6)
Net (gain) loss on divested businesses	50
Total earnings before interest and taxes excluding non-core and unusual items	$171

(1)For the description of fourth quarter 2022 non-core and unusual items, see Table 3A in the Quarterly Report on Form 8-K furnished for the fourth quarter 2022.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	First Quarter
(Dollars in millions, unaudited)	2023		2022
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$86	11.6%	$62	8.4%
Additives & Functional Products (3)	124	16.0%	167	18.8%
Chemical Intermediates (3)	42	7.1%	113	15.8%
Fibers	94	31.0%	24	11.3%
Total segment EBIT excluding non-core and unusual items	346	14.4%	366	14.3%
Other	(63)		—
Total EBIT excluding non-core and unusual items	$283	11.7%	$366	13.5%

	Fourth Quarter
(Dollars in millions, unaudited)	2022
	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$43	5.8%
Additives & Functional Products (3)	76	10.1%
Chemical Intermediates (3)	24	4.3%
Fibers	58	18.3%
Total segment EBIT excluding non-core and unusual items	201	8.5%
Other	(30)
Total EBIT excluding non-core and unusual items	$171	7.2%

(1)For identification of excluded non-core and unusual items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.
(3)See Table 2A Note 1.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	First Quarter 2023
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$246	$194	$60	31%	$134	$1.12
Non-Core and Unusual Items: (1)
Asset impairments and restructuring charges, net	22	22	4		18	0.14
Accelerated depreciation	23	23	3		20	0.17
Steam line incident insurance proceeds, net of costs	(8)	(8)	(2)		(6)	(0.05)
Adjustment from tax law changes (2)	—	—	(23)		23	0.19
Interim adjustment to tax provision (3)	—	—	(6)		6	0.06
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$283	$231	$36	16%	$195	$1.63

	First Quarter 2022
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$333	$287	$51	18%	$235	$1.80
Non-Core and Unusual Items: (1)
Asset impairments and restructuring charges, net	2	2	1		1	—
Transaction costs, net of gain on divested business	6	6	(2)		8	0.07
Steam line incident costs, net of insurance proceeds	25	25	6		19	0.14
Interim adjustment to tax provision (3)	—	—	(6)		6	0.05
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$366	$320	$50	16%	$269	$2.06

(1)See Table 3A for description of first quarter 2023 and 2022 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Increase to the provision for state income taxes due to adjustment of the amount recognized in prior years resulting from recently issued state guidance related to the 2017 Tax Cuts and Jobs Act ("Tax Reform Act").
(3)The adjusted provision for income taxes for first quarter 2023 and 2022 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Fourth Quarter 2022
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$76	$28	$26	95%	$1	$0.01
Non-Core and Unusual Items: (1)
Asset impairments and restructuring charges, net	29	29	(1)		30	0.26
Loss on divested businesses and related transaction costs	53	53	3		50	0.40
Steam line incident insurance proceeds, net of costs	(3)	(3)	—		(3)	(0.01)
Mark-to-market pension and other postretirement benefit plans loss, net	22	22	5		17	0.14
Adjustments to contingent considerations	(6)	(6)	(2)		(4)	(0.04)
Interim adjustment to tax provision (2)	—	—	(16)		16	0.13
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$171	$123	$15	13%	$107	$0.89

(1)See Table 3A for description of fourth quarter 2022 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Fourth quarter 2022 is a reconciliation of the adjustments made in interim quarters to reflect the previously forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Three Months (1)
	2023	2022
Effective tax rate	31%	18%
Discrete tax items (2)	—%	1%
Tax impact of current year non-core and unusual items (3)	(8)%	1%
Changes in tax contingencies and valuation allowances	(1)%	(1)%
Forecasted full year impact of expected tax events	(6)%	(3)%
Forecasted full year adjusted effective tax rate	16%	16%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.5 percent for both first three months 2023 and 2022.
(2)"Discrete tax items" are items that are excluded from a company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. Discrete tax items for first three months 2022 are for share based compensation expense and adjustments to certain prior year tax returns.
(3)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5 – Statements of Cash Flows

	First Three Months
(Dollars in millions, unaudited)	2023	2022
Operating activities
Net earnings	$134	$236
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	141	121
Gain on divested business	—	(3)
Benefit from deferred income taxes	(7)	(24)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(91)	(127)
(Increase) decrease in inventories	(44)	(184)
Increase (decrease) in trade payables	(132)	152
Pension and other postretirement contributions (in excess of) less than expenses	(19)	(43)
Variable compensation payments (in excess of) less than expenses	(16)	(168)
Other items, net	32	57
Net cash (used in) provided by operating activities	(2)	17
Investing activities
Additions to properties and equipment	(174)	(112)
Proceeds from sale of businesses	16	—
Acquisition, net of cash acquired	(73)	—
Additions to capitalized software	(2)	(3)
Other items, net	(19)	(2)
Net cash used in investing activities	(252)	(117)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(326)	236
Proceeds from borrowings	796	—
Dividends paid to stockholders	(94)	(98)
Proceeds from stock option exercises and other items, net	(19)	(9)
Net cash provided by financing activities	357	129
Effect of exchange rate changes on cash and cash equivalents	3	(1)
Net change in cash and cash equivalents	106	28
Cash and cash equivalents at beginning of period	493	459
Cash and cash equivalents at end of period	$599	$487

Table 6 – Total Borrowings to Net Debt Reconciliations

	March 31,	December 31,
(Dollars in millions, unaudited)	2023	2022
Total borrowings	$5,650	$5,151
Less: Cash and cash equivalents	599	493
Net debt (1)	$5,051	$4,658

(1)Includes non-cash increase of $28 million in 2023 and non-cash decrease of $85 million in 2022 resulting from foreign currency exchange rates.